Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

OSHKOSH CORPORATION REPORTS FISCAL 2020

FOURTH QUARTER AND FULL YEAR RESULTS

Strong Execution in the Midst of Global Pandemic

Announces 10 Percent Increase in Quarterly Cash Dividend to $0.33 Per Share

OSHKOSH, WI - (October 29, 2020) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2020 fourth quarter net income of $100.0 million, or $1.46 per diluted share, compared to $150.0 million, or $2.17 per diluted share, in the fourth quarter of fiscal 2019. Results for the fourth quarter of fiscal 2020 included a $14.2 million after-tax gain on a business interruption insurance settlement associated with the weather-related event at the Commercial segment in February 2019, after-tax charges of $9.5 million related to restructuring actions, a $3.2 million after-tax gain related to a favorable arbitration settlement in the Defense segment and a $2.8 million after-tax gain on the sale of a business. Excluding these items, fiscal 2020 fourth quarter adjusted1 net income was $89.3 million, or $1.30 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the fourth quarter of fiscal 2020 decreased 18.7 percent to $1.78 billion largely as a result of a 39 percent decrease in sales in the Access Equipment segment as the COVID-19 pandemic continued to impact demand in this segment.

Consolidated operating income in the fourth quarter of fiscal 2020 decreased 37.3 percent to $127.4 million, or 7.1 percent of sales, compared to $203.1 million, or 9.2 percent of sales, in the fourth quarter of fiscal 2019.

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

The decrease was primarily due to the impact of lower sales volumes and an adverse product mix, offset in part by lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic.

Consolidated operating results for the fourth quarter of fiscal 2020 included pre-tax charges related to restructuring actions of $13.0 million, a $12.3 million pre-tax gain on the business interruption insurance settlement, a pre-tax gain on the sale of a business of $3.1 million and the pre-tax gain of $0.9 million on the arbitration settlement. Excluding these items, adjusted1 operating income in the fourth quarter of fiscal 2020 was $124.1 million, or 7.0 percent of sales.

“As demonstrated by our solid performance in the fiscal fourth quarter, Oshkosh team members continued to work hard and delivered strong results in the face of adversity and global uncertainty caused by the COVID-19 pandemic,” said Wilson R. Jones, Oshkosh Corporation Chief Executive Officer. “We responded to changing markets across the globe by taking swift actions to control costs and deliver value to our customers across numerous essential businesses. As a result, our team delivered fiscal fourth quarter adjusted1 diluted earnings per share of $1.30 on revenues of $1.8 billion.

“It’s clear that our rental company customers continued to limit their spending on new capital equipment, which impacted our sales again in the fourth quarter and causes uncertainty in our revenue outlook for our Access Equipment segment for fiscal 2021. However, Oshkosh is a different integrated global industrial, and our Defense and Fire & Emergency segments provide a solid foundation to offset this impact as we move into the new fiscal year.

“I am confident in our team’s ability to navigate through these challenging market conditions and position Oshkosh Corporation to take advantage of future opportunities. This includes a recent contract we received from the Belgium Ministry of Defence for more than 300 of our next generation, high performance Joint Light Tactical Vehicles (JLTV). The contract is another vote of confidence from one of our NATO allies that the JLTV is the vehicle they need for critical missions.

“While we are not providing a quantitative outlook for fiscal 2021 today, as the timing and magnitude of recovery in our access equipment and some commercial markets remain uncertain, we are staying close to our customers and will respond to opportunities that arise. We are confident in the long-term potential of our end markets and will continue to rely on our People First culture as we persevere through the current environment,” said Jones.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment net sales in the fourth quarter of fiscal 2020 decreased 39.4 percent to $616.2 million. The decrease in sales was largely due to lower market demand resulting from the global economic downturn brought on by the COVID-19 pandemic.

Access Equipment segment operating income in the fourth quarter of fiscal 2020 decreased 80.0 percent to $25.3 million, or 4.1 percent of sales, compared to $126.5 million, or 12.4 percent of sales, in the fourth quarter of fiscal 2019. The decrease in operating income was primarily due to the impact of the lower sales volume, adverse absorption as a result of lower production volumes and charges related to restructuring actions of $7.5 million, offset in part by lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic.

Access Equipment segment results for the fourth quarter of fiscal 2020 included pre-tax charges related to restructuring actions of $7.5 million. Excluding these charges, adjusted1 operating income in the fourth quarter of fiscal 2020 was $32.8 million, or 5.3 percent of sales.

Defense - Defense segment net sales for the fourth quarter of fiscal 2020 increased 6.4 percent to $606.6 million. The increase in sales was due to higher international sales and increased aftermarket parts shipments to the U.S. government.

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

Defense segment operating income in the fourth quarter of fiscal 2020 increased 7.7 percent to $54.4 million, or 9.0 percent of sales, compared to $50.5 million, or 8.9 percent of sales, in the fourth quarter of fiscal 2019. The increase in operating income was due to improved product mix and the impact of higher sales volumes, offset in part by higher favorable cumulative contract adjustments on the receipt of delivery orders in the fourth quarter of fiscal 2019 and higher engineering and proposal spending.

Defense segment results for the fourth quarter of fiscal 2020 included a pre-tax gain of $0.9 million on the arbitration settlement. Excluding this gain, adjusted1 operating income in the fourth quarter of fiscal 2020 was $53.5 million, or 8.8 percent of sales.

Fire & Emergency - Fire & Emergency segment net sales for the fourth quarter of fiscal 2020 decreased 8.1 percent to $318.4 million due to the recognition of a number of international fire apparatus sales in the fourth quarter of fiscal 2019 that were not duplicated in the current quarter.

Fire & Emergency segment operating income in the fourth quarter of fiscal 2020 increased 5.5 percent to $52.0 million, or 16.3 percent of sales, compared to $49.3 million, or 14.2 percent of sales, in the fourth quarter of fiscal 2019. The increase in operating income was due to improved price/cost dynamics and improved absorption on higher production volumes, offset in part by the impact of lower sales volume.

Fire & Emergency segment results for the fourth quarter of fiscal 2020 included pre-tax restructuring charges of $0.3 million. Excluding these charges, adjusted1 operating income in the fourth quarter of fiscal 2020 was $52.3 million, or 16.4 percent of sales.

Commercial - Commercial segment net sales for the fourth quarter of fiscal 2020 decreased 6.3 percent to $249.2 million due to lower refuse collection vehicle demand by refuse collection companies as a result of the COVID-19 pandemic.

Commercial segment operating income in the fourth quarter of fiscal 2020 increased 67.6 percent to $31.5 million, or 12.6 percent of sales, compared to $18.8 million, or 7.1 percent of sales, in the fourth quarter of fiscal 2019. The increase in operating income was largely due to the business interruption insurance settlement of $12.3 million, lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic and favorable material costs, offset in part by adverse product mix and the impact of lower sales volumes.

Commercial segment results for the fourth quarter of fiscal 2020 included the $12.3 million pre-tax gain on the business interruption insurance settlement, pre-tax charges related to restructuring actions of $4.1 million and the pre-tax gain on the sale of a business of $3.1 million. Excluding these items, adjusted1 operating income was $20.2 million, or 8.1 percent of sales, in the fourth quarter of fiscal 2020.

Corporate - Corporate operating costs in the fourth quarter of fiscal 2020 decreased $6.2 million to $35.8 million primarily as a result of temporary cost reductions in response to the COVID-19 pandemic, offset in part by $1.1 million of severance costs related to restructuring actions in the fourth quarter of fiscal 2020.

Interest Expense Net of Interest Income - Interest expense net of interest income in the fourth quarter of fiscal 2020 decreased $4.6 million to $7.6 million. Interest income in the fourth quarter of fiscal 2020 included $3.3 million of interest related to the arbitration settlement in the Defense segment. Excluding this item, adjusted1 net interest expense in the fourth quarter of fiscal 2020 was $10.9 million, a decrease of $1.3 million compared to the fourth quarter of fiscal 2019.

Provision for Income Taxes - The Company recorded income tax expense in the fourth quarter of fiscal 2020 of $25.8 million, or 20.4 percent of pre-tax income, compared to $41.7 million, or 21.7 percent of pre-tax income, in the fourth quarter of fiscal 2019. Adjusted1 income tax expense in the fourth quarter of fiscal 2020 was $23.7 million, or 20.8 percent of adjusted1 pre-tax income. The Company recorded $2.1 million of discrete tax benefits in adjusted1 income tax expense in the fourth quarter of fiscal 2020 as compared to $4.1 million of discrete tax benefits in income tax expense in the fourth quarter of fiscal 2019.

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

Share Repurchases – Share repurchases during the first two quarters of fiscal 2020 benefited earnings per share in the fourth quarter of fiscal 2020 by $0.02 compared to the fourth quarter of fiscal 2019.

Full-Year Results

The Company reported net sales for fiscal 2020 of $6.86 billion and net income of $324.5 million, or $4.72 per diluted share. This compares with net sales of $8.38 billion and net income of $579.4 million, or $8.21 per diluted share, in the prior year. The reduction in net income for fiscal 2020 compared to fiscal 2019 was the result of the impact of lower consolidated sales volumes due in large part to the COVID-19 pandemic, an adverse product mix, adverse absorption as a result of lower production, higher favorable cumulative contract adjustments in fiscal 2019 and the incurrence of after-tax charges related to restructuring actions of $17.9 million, offset in part by improved material costs, lower incentive compensation accruals, lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic and lower intangible asset amortization. Share repurchases over the past two fiscal years benefited earnings per share in fiscal 2020 by $0.14 compared to fiscal 2019.

Results for fiscal 2020 included after-tax charges related to restructuring actions of $17.9 million, a $14.2 million after-tax gain on the business interruption insurance settlement, the establishment of a valuation allowance on deferred tax assets in Europe of $11.4 million due to the negative impacts of the COVID-19 pandemic on the Access Equipment segment’s European results, an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes, the after-tax gain of $3.2 million on the arbitration settlement and the after-tax gain on the sale of a business of $2.8 million. Results for fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Excluding these items, adjusted1 net income was $340.1 million, or $4.94 per diluted share, and $586.4 million, or $8.31 per diluted share, for fiscal 2020 and 2019, respectively.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.33 per share of Common Stock. The dividend, increased by 10 percent from the previous dividend, will be payable on November 30, 2020, to shareholders of record as of November 16, 2020.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2020 fourth quarter and full year results. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,”

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

“project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition; the duration and severity of the COVID-19 pandemic; actions that may be taken by governmental authorities and others to address or otherwise mitigate the impact of the COVID-19 pandemic; the negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather, natural disasters or pandemics that may affect the Company, its suppliers or its customers; performance issues with suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, and London™. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Net sales	$1,784.2	$2,195.7	$6,856.8	$8,382.0
Cost of sales	1,503.3	1,798.4	5,736.5	6,864.6
Gross income	280.9	397.3	1,120.3	1,517.4

Operating expenses:
Selling, general and administrative	152.2	185.0	620.6	683.5
Amortization of purchased intangibles	1.3	9.2	11.0	36.9
Total operating expenses	153.5	194.2	631.6	720.4
Operating income	127.4	203.1	488.7	797.0

Other income (expense):
Interest expense	(11.5)	(13.2)	(59.3)	(54.4)
Interest income	3.9	1.0	7.5	6.8
Miscellaneous, net	6.9	1.0	2.2	1.3
Income before income taxes and losses of unconsolidated affiliates	126.7	191.9	439.1	750.7
Provision for income taxes	25.8	41.7	112.8	171.3
Income before losses of unconsolidated affiliates	100.9	150.2	326.3	579.4
Equity in losses of unconsolidated affiliates	(0.9)	(0.2)	(1.8)	-
Net income	$100.0	$150.0	$324.5	$579.4

Earnings per share:
Basic	$1.47	$2.20	$4.76	$8.30
Diluted	1.46	2.17	4.72	8.21

Basic weighted-average shares outstanding	68,131,260	68,196,577	68,149,324	69,819,980
Dilutive equity-based compensation awards	626,925	800,670	638,405	738,255
Diluted weighted-average shares outstanding	68,758,185	68,997,247	68,787,729	70,558,235

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	September 30, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$582.9	$448.4
Receivables, net	857.6	1,082.3
Unbilled receivables	483.6	549.5
Inventories, net	1,505.4	1,249.2
Other current assets	106.3	78.9
Total current assets	3,535.8	3,408.3
Property, plant and equipment:
Property, plant and equipment	1,397.0	1,360.9
Accumulated depreciation	(831.1)	(787.3)
Property, plant and equipment, net	565.9	573.6
Goodwill	1,009.5	995.7
Purchased intangible assets, net	418.2	432.3
Other long-term assets	286.5	156.4
Total assets	$5,815.9	$5,566.3

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$5.2	$-
Accounts payable	577.8	795.5
Customer advances	491.4	382.0
Payroll-related obligations	150.8	183.6
Income taxes payable	14.7	73.5
Other current liabilities	345.2	307.3
Total current liabilities	1,585.1	1,741.9
Long-term debt, less current maturities	817.9	819.0
Other long-term liabilities	562.2	405.6
Commitments and contingencies
Shareholders’ equity	2,850.7	2,599.8
Total liabilities and shareholders’ equity	$5,815.9	$5,566.3

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Twelve Months Ended September 30,
	2020	2019
Operating activities:
Net income	$324.5	$579.4
Depreciation and amortization	104.2	115.2
Stock-based compensation expense	29.3	29.0
Deferred income taxes	22.8	10.4
Gain on sale of assets	(11.8)	(3.3)
Foreign currency transaction (gains) losses	(0.6)	0.8
Loss on extinguishment of debt	8.5	-
Other non-cash adjustments	(1.0)	0.3
Changes in operating assets and liabilities	(148.6)	(163.5)
Net cash provided by operating activities	327.3	568.3

Investing activities:
Additions to property, plant and equipment	(112.3)	(147.6)
Additions to equipment held for rental	(17.9)	(26.6)
Proceeds from sale of property, plant and equipment	2.4	3.1
Proceeds from sale of equipment held for rental	38.8	12.0
Other investing activities	11.4	6.1
Net cash used by investing activities	(77.6)	(153.0)

Financing activities:
Proceeds from issuance of debt	303.9	-
Repayments of debt	(300.0)	-
Debt issuance costs	(9.6)	-
Repurchases of Common Stock	(51.5)	(357.4)
Dividends paid	(81.8)	(75.5)
Proceeds from exercise of stock options	26.1	11.3
Other financing activities	(2.6)	-
Net cash used by financing activities	(115.5)	(421.6)

Effect of exchange rate changes on cash	0.3	0.1
Increase (decrease) in cash and cash equivalents	134.5	(6.2)
Cash and cash equivalents at beginning of period	448.4	454.6
Cash and cash equivalents at end of period	$582.9	$448.4

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended September 30,
	2020			2019
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$301.0	$-	$301.0	$479.0	$-	$479.0
Telehandlers	133.9	-	133.9	307.0	-	307.0
Other	180.0	1.3	181.3	230.5	-	230.5
Total Access Equipment	614.9	1.3	616.2	1,016.5	-	1,016.5

Defense	606.1	0.5	606.6	569.7	0.5	570.2

Fire & Emergency	316.0	2.4	318.4	342.7	3.7	346.4

Commercial
Concrete placement	116.6	-	116.6	106.5	-	106.5
Refuse collection	106.9	-	106.9	125.2	-	125.2
Other	23.8	1.9	25.7	34.1	0.2	34.3
Total Commercial	247.3	1.9	249.2	265.8	0.2	266.0
Corporate and intersegment eliminations	(0.1)	(6.1)	(6.2)	1.0	(4.4)	(3.4)
	$1,784.2	$-	$1,784.2	$2,195.7	$-	$2,195.7

	Twelve Months Ended September 30,
	2020			2019
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$1,101.7	$-	$1,101.7	$1,944.4	$-	$1,944.4
Telehandlers	680.4	-	680.4	1,254.9	-	1,254.9
Other	723.6	9.4	733.0	880.4	-	880.4
Total Access Equipment	2,505.7	9.4	2,515.1	4,079.7	-	4,079.7

Defense	2,260.3	1.9	2,262.2	2,030.3	1.8	2,032.1

Fire & Emergency	1,138.1	9.0	1,147.1	1,249.8	16.3	1,266.1

Commercial
Concrete placement	403.5	-	403.5	439.9	-	439.9
Refuse collection	437.2	-	437.2	451.9	-	451.9
Other	110.6	6.5	117.1	128.3	2.1	130.4
Total Commercial	951.3	6.5	957.8	1,020.1	2.1	1,022.2
Corporate and intersegment eliminations	1.4	(26.8)	(25.4)	2.1	(20.2)	(18.1)
	$6,856.8	$-	$6,856.8	$8,382.0	$-	$8,382.0

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Operating income (loss):
Access Equipment	$25.3	$126.5	$198.6	$502.6
Defense	54.4	50.5	183.5	203.3
Fire & Emergency	52.0	49.3	151.1	176.5
Commercial	31.5	18.8	81.2	66.8
Corporate and intersegment eliminations	(35.8)	(42.0)	(125.7)	(152.2)
	$127.4	$203.1	$488.7	$797.0

	September 30,
	2020	2019
Period-end backlog:
Access Equipment	$366.7	$390.1
Defense	2,809.9	2,487.8
Fire & Emergency	1,117.8	970.1
Commercial	283.1	296.7
	$4,577.5	$4,144.7

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Access Equipment segment operating income (GAAP)	$25.3	$126.5	$198.6	$502.6
Restructuring-related costs	7.5	-	15.1	-
Adjusted Access Equipment segment operating income (non-GAAP)	$32.8	$126.5	$213.7	$502.6

Defense segment operating income (GAAP)	$54.4	$50.5	$183.5	$203.3
Arbitration settlement	(0.9)	-	(0.9)	-
Adjusted Defense segment operating income (non-GAAP)	$53.5	$50.5	$182.6	$203.3

Fire & Emergency segment operating income (GAAP)	$52.0	$49.3	$151.1	$176.5
Restructuring costs	0.3	-	1.4	-
Adjusted Fire & Emergency segment operating income (non-GAAP)	$52.3	$49.3	$152.5	$176.5

Commercial segment operating income (GAAP)	$31.5	$18.8	$81.2	$66.8
Restructuring-related costs	4.1	-	5.6	-
Proceeds from business interruption insurance	(12.3)	-	(12.3)	-
Gain on sale of a business	(3.1)	-	(3.1)	-
Adjusted Commercial segment operating income (non-GAAP)	$20.2	$18.8	$71.4	$66.8

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Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Corporate operating income (GAAP)	$(35.8)	$(42.0)	$(125.7)	$(152.2)
Restructuring costs	1.1	-	1.1	-
Adjusted corporate operating income (non-GAAP)	$(34.7)	$(42.0)	$(124.6)	$(152.2)

Consolidated operating income (GAAP)	$127.4	$203.1	$488.7	$797.0
Restructuring-related costs	13.0	-	23.2	-
Arbitration settlement	(0.9)	-	(0.9)	-
Proceeds from business interruption insurance	(12.3)	-	(12.3)	-
Gain on sale of a business	(3.1)	-	(3.1)	-
Adjusted consolidated operating income (non-GAAP)	$124.1	$203.1	$495.6	$797.0

Interest expense net of interest income (GAAP)	$(7.6)	$(12.2)	$(51.8)	$(47.6)
Debt extinguishment costs	-	-	8.5	-
Arbitration settlement interest income	(3.3)		(3.3)
Adjusted interest expense net of interest income (non-GAAP)	$(10.9)	$(12.2)	$(46.6)	$(47.6)

Miscellaneous income/(expense) (GAAP)	$6.9	$1.0	$2.2	$1.3
Proceeds from business interruption insurance	(6.2)	-	(6.2)	-
Adjusted miscellaneous income/(expense) (non-GAAP)	$0.7	$1.0	$(4.0)	$1.3

Income before taxes (GAAP)	$126.7	$191.9	$439.1	$750.7
Restructuring-related costs	13.0	-	23.2	-
Arbitration settlement	(4.2)	-	(4.2)	-
Proceeds from business interruption insurance	(18.5)	-	(18.5)	-
Gain on sale of a business	(3.1)	-	(3.1)	-
Debt extinguishment costs	-	-	8.5	-
Adjusted income before taxes (non-GAAP)	$113.9	$191.9	$445.0	$750.7

Provision for income taxes (GAAP)	$25.8	$41.7	$112.8	$171.3
Income tax benefit of restructuring-related costs	3.5	-	5.3	-
Income tax expense on arbitration settlement	(1.0)	-	(1.0)	-
Income tax expense on insurance proceeds	(4.3)	-	(4.3)	-
Income tax expense on sale of a business	(0.3)	-	(0.3)	-
Income tax benefit of debt extinguishment costs	-	-	2.0	-
Revaluation of net deferred tax liabilities	-	-	(11.4)	-
Repatriation tax	-	-	-	(7.0)
Adjusted provision for income taxes (non-GAAP)	$23.7	$41.7	$103.1	$164.3

Net income (GAAP)	$100.0	$150.0	$324.5	$579.4
Restructuring-related costs, net of tax	9.5	-	17.9	-
Arbitration settlement, net of tax	(3.2)	-	(3.2)	-
Insurance proceeds, net of tax	(14.2)	-	(14.2)	-
Gain on sale of a business, net of tax	(2.8)	-	(2.8)	-
Debt extinguishment costs, net of tax	-	-	6.5	-
Revaluation of net deferred tax liabilities	-	-	11.4	-
Repatriation tax	-	-	-	7.0
Adjusted net income (non-GAAP)	$89.3	$150.0	$340.1	$586.4

-more-

Oshkosh Corporation Reports Results for Fiscal 2020 Fourth Quarter

October 29, 2020

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Earnings per share-diluted (GAAP)	$1.46	$2.17	$4.72	$8.21
Restructuring-related costs, net of tax	0.14	-	0.26	-
Arbitration settlement, net of tax	(0.05)	-	(0.05)	-
Insurance proceeds, net of tax	(0.21)	-	(0.21)	-
Gain on sale of a business, net of tax	(0.04)	-	(0.04)	-
Debt extinguishment costs, net of tax	-	-	0.10	-
Revaluation of net deferred tax liabilities	-	-	0.16	-
Repatriation tax	-	-	-	0.10
Adjusted earnings per share-diluted (non-GAAP)	$1.30	$2.17	$4.94	$8.31

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